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                     [GRANT GEOPHYSICAL INC. LETTERHEAD]

FOR IMMEDIATE RELEASE


                                              CONTACT:   LARRY E. LENIG, JR.
                                                         PRESIDENT
                                                         281-647-5201
                                                    OR   MICHAEL P. KEIRNAN
                                                         CHIEF FINANCIAL OFFICER
                                                         281-647-5203

                                  NEWS RELEASE

                GRANT GEOPHYSICAL REORGANIZATION PLAN CONFIRMED

                       CLOSING DATE SET FOR SEPTEMBER 30


Houston, Texas - September 15, 1997 - Grant Geophysical announced that the bankruptcy court has confirmed the Company's plan of reorganization. Grant said that all classes of creditors and shareholders eligible to vote were heavily in favor of the plan with the approval percentages running from 94% to 98%.

"Completion of the recapitalization process signals a new beginning for the organization" said Larry Lenig, president of Grant. "Renewed financial strength coupled with Grant's experience base and expanded, focused technical and business initiatives will enable the new company to offer a broader array of products and services to its clients. The success of the plan is the result of dedicated effort by Grant employees worldwide combined with strong support from the Company's customers and suppliers. We are truly appreciative of the effort and support received during the process."

Under the plan, which is scheduled to become effective on September 30, Elliott Associates L.P. of New York will acquire, through a subsidiary, substantially all of the assets of Grant. The purchase price is $47.5 million in cash plus the assumption of certain of Grant's liabilities. Elliott's ownership could be reduced to approximately 65% following completion of a rights offering called for in the plan. From the cash proceeds, secured creditors will be paid in full and unsecured creditors will receive an estimated 50% recovery of their allowed claims.

On the effective date of the plan, Grant's existing common stock and all series of its existing preferred stock will be canceled. Grant will deregister as a publicly traded company, and trading in any of the existing Grant securities will cease as of the close of business on September 29, 1997, the day prior to the scheduled effective date of the plan.



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Grant Geophysical, Inc. News Release
September 15, 1997
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Holders of Grant's convertible, exchangeable preferred stock and its junior preferred stock, as well as certain unsecured creditors, will have the right, subject to the effectiveness of a registration statement to be filed with the Securities and Exchange Commission, to participate in a rights offering. Pricing of shares available in the rights offering will be determined prior to the issuance of the rights. The rights offering period is not expected to commence until sometime in 1998. Information and instructions concerning the rights will be mailed to record holders of unsecured claims, convertible, exchangeable preferred stock and junior preferred stock upon the initiation of the rights offering. Holders of Grant's common stock and other series of preferred stock will not be eligible to participate in the rights offering and will not receive any distribution under the plan.

Grant Geophysical, Inc. and its subsidiaries and affiliates provide land and transition zone seismic services in the United States, Latin America, Central America and the Far East. The Company employs approximately 2,500 people in its worldwide operations.


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